Exhibit 99.1

Anthera Pharmaceuticals Completes Interim B-Cell Analysis of PEARL-SC Study

Reductions Consistent with Previous Clinical Studies with Blisibimod (A-623)

HAYWARD, Calif., December 1, 2011 /PRNewswire/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with inflammation, today announced positive interim biomarker data from the PEARL-SC phase 2b clinical study in patients with systemic lupus erythematosus.

After analysis by an independent statistician, data from the on-going PEARL-SC study indicate that weekly and monthly subcutaneous doses of blisibimod resulted in statistically significant reductions of B-cells. Elevations in these B-cells have been associated with an increased risk of disease activity in lupus patients. These findings are consistent with data from previous clinical studies of blisibimod. The company remains blinded to primary efficacy data.

“We believe reductions of B-cells in the PEARL-SC study will correlate to a reduction in disease activity in patients treated with blisibimod,” said Colin Hislop, MD, Chief Medical Officer and Senior Vice President of Anthera Pharmaceuticals. “This analysis demonstrates that the selected weekly and monthly blisibimod doses resulted in an appropriate biological response. If confirmed with positive clinical outcomes from the PEARL-SC study, these data will provide guidance for the design of our phase 3 clinical studies and allow us to differentiate blisibimod from other available BAFF inhibitors for the treatment of lupus.”

Final results from the PEARL-SC clinical study are expected in the second quarter of 2012. A proposed amendment to PEARL-SC also includes an option for an interim efficacy analysis to be conducted by an independent statistician after the 350th enrolled subject has reached 24 weeks in the study - the primary efficacy time point.

About PEARL-SC

PEARL-SC (A randomized, double-blind Phase 2b study to evaluate the efficacy, safety, and tolerability of blisibimod administration in subjects with systemic lupus erythematosus) is examining the therapeutic benefit of weekly and monthly subcutaneous injections of blisibimod in patients with active and antibody positive systemic lupus erythematosus (SLE). The clinical study enrolled five hundred and forty-seven (547) patients in 11 countries and 72 clinical sites worldwide. The primary endpoint of the PEARL-SC study is clinical improvement at 24 weeks in a SLE responder index - a composite responder index evaluating various patient and physician reported clinical disease activity including a SELENA/SLEDAI* improvement of five (5) points or greater, no increase in a physician’s global assessment of more than 0.3 points, with no new BILAG A or two new BILAG B organ domain flares.

*SELENA-SLEDAI — Safety of Estrogen in Lupus Erythematosus National Assessment / Systemic Lupus Erythematosus Activity Index is a cumulative, weighted index of systemic lupus erythematosus disease activity

About B-Cell Activating Factor (BAFF) and blisibimod

BAFF has been associated with a wide range of B-Cell mediated autoimmune diseases,

including systemic lupus erythematosus, lupus nephritis, rheumatoid arthritis, multiple sclerosis, Sjogren’s Syndrome, Graves’ Disease and others. Multiple clinical studies with other BAFF antagonists recently have reported on BAFF’s potential positive role in treating lupus and rheumatoid arthritis. Anthera is advancing its development of blisibimod, a broad inhibitor of BAFF, to expand its potential clinical utility in autoimmune diseases. Blisibimod is a novel fusion protein called a peptibody and is distinct from an antibody. Anthera owns worldwide rights to blisibimod in all potential indications.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has three late stage clinical products: varespladib methyl (A-002), A-001 and blisibimod (A-623). Varespladib methyl (A-002) and A-001 are designed to inhibit a novel enzyme target known as secretory phospholipase A2 (sPLA2). Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease. Blisibimod targets elevated levels of B-lymphocyte stimulator (BAFF) which have been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus) and rheumatoid arthritis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.